UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 Tix Corporation
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    888773102
                                 (CUSIP Number)

            Joe Marsh, 11006 Bridge House Road, Wyndemere, FL 34786
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 23, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d- 1(g), check the following box. |_|

                       (Continued on the following pages)

CUSIP No. 888773102

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Joe Marsh

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) |_|
     (b) |_|

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3.   SEC Use Only

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4.   Source of Funds (See Instructions)

     OO

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5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2(e)
                                                                          |_|

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6.   Citizenship or Place of Organization

     USA

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               7.   Sole Voting Power

                    1,412,176

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               8.   Shared Voting Power
  Number of
    Shares
Beneficially
  Owned by     -----------------------------------------------------------------
    Each       9.   Sole Dispositive Power
  Reporting
 Person With

               -----------------------------------------------------------------
               10.  Shared Dispositive Power

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11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,412,176

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        |_|

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13.  Percent of Class Represented by Amount in Row (11)

     7.5%

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14.  Type of Reporting Person (See Instructions)

     IN

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CUSIP No. 888773102

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 23, 2006
Date

/s/ Joe Marsh
----------------------------------------
Signature

Joe Marsh
Name/Title